CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Qualified Stock Option Agreement (William Greubel), Non-Qualified Stock Option Agreement (Richard Giromini) and Non-Qualified Stock Option Agreement (Timothy Monahan) of Wabash National Corporation of our report dated February 5, 2004 with respect to the consolidated financial statements of Wabash National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
February 25, 2004